Exhibit 99.1
VIA PHARMACEUTICALS LICENSES DRUG CANDIDATES FROM ROCHE TO EXPAND CARDIOVASCULAR PIPELINE TO
INCLUDE METABOLIC DISEASE
-VIA Adds IND-Ready THR Beta Agonist and Preclinical DGAT1 Inhibitor Candidates—
San Francisco, CA, December 23, 2008 — VIA Pharmaceuticals, Inc. (NASDAQ: VIAP), a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease, today announced exclusive, worldwide licensing agreements with Roche (SWX: ROG) for two sets of compounds. The first was for Roche’s thyroid hormone receptor (THR) beta agonist, a clinically ready candidate for the control of cholesterol, triglyceride levels and potential in insulin sensitization/diabetes. The second was for multiple compounds from Roche’s preclinical diacylglycerol acyl transferase 1 (DGAT1) metabolic disorders program.
Under the terms of the agreements, VIA will assume control of all development and commercialization of the compounds, and will own exclusive worldwide rights for all potential indications. The agreements provide for milestone payments for development and royalties upon commercialization.
“We are pleased to significantly expand our pipeline of promising compounds with the in-licensing of these two programs. The THR beta agonist candidate and the DGAT1 program are natural fits for VIA, and build on the company’s cardiovascular inflammation programs,” said Lawrence K. Cohen, Ph.D., chief executive officer of VIA Pharmaceuticals. “We believe that these compounds address other critical underlying causes of cardiovascular disease: hyperlipidemias and metabolic disorders including diabetes. In addition, Dr. Rebecca Taub, our senior vice president of research and development, has significant experience in heading up development programs in metabolic diseases, and previously oversaw both the THR beta agonist and DGAT1 programs at Roche. We look forward to moving the THR beta agonist into clinical development.”
About THR beta agonist
The THR beta agonist is an orally administered, small-molecule beta-selective thyroid hormone receptor agonist designed to specifically target receptors in the liver involved in metabolism and cholesterol regulation, and avoid side effects associated with thyroid hormone receptor activation outside the liver. Roche has completed preclinical studies of the THR beta agonist. These studies demonstrated a rapid reduction of non-HDL cholesterol and the drug was shown to be synergistic with statins in animal studies. VIA will investigate the possibility of using the THR beta agonist in combination with statins for the treatment of hypercholesterolemia. In addition, in animal studies insulin sensitization and glucose lowering were observed making this compound a possible treatment of patients with type 2 diabetes in combination with other diabetes medications.
About DGAT1
DGAT1 (diacylglycerol acyl transferase-1) is an enzyme that catalyzes triglyceride synthesis and fat storage. Triglycerides are the principal component of fat, which is the major repository for storage of metabolic energy in the body. Overweight and obese individuals have significantly greater triglyceride levels, making them more prone to diabetes and its associated metabolic complications. DGAT1 inhibitors are believed to be an innovative class of compounds that modify lipid metabolism. In studies of obese animals, DGAT1 inhibitors have been shown to induce weight loss and improve insulin sensitization, glucose tolerance and lipid levels. These observations suggest DGAT1 inhibitors may have the potential to treat obesity, diabetes and dyslipidemia. VIA intends to identify potential clinical candidates from the compounds in this program and determine which may be moved into further preclinical development.
About VIA Pharmaceuticals, Inc.
VIA Pharmaceuticals, Inc. is a biotechnology company focused on the development of compounds for the treatment of cardiovascular and metabolic disease. VIA’s lead candidate, VIA-2291, targets a significant unmet medical need: reducing inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications, including heart attack and stroke. In addition, VIA’s pipeline of drug candidates includes other compounds to address other underlying causes of cardiovascular disease: high cholesterol, diabetes and inflammation. For more information, visit: http://www.viapharmaceuticals.com.
Forward Looking Statements
This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to VIA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause VIA’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond VIA’s control and which could materially affect actual results, levels of activity, performance or achievements.
Factors that may cause actual results to differ materially from current expectations include, but are not limited to:
•	our ability to obtain necessary financing in the near term;

•	our ability to control our operating expenses;

•	our ability to recruit and enroll patients for the FDG-PET clinical trial;

•	failure to obtain sufficient data from enrolled patients that can be used to evaluate VIA- 2291, thereby impairing the validity or statistical significance of our clinical trials;

•	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

•	complexities in designing and implementing cardiovascular clinical trials using histological examinations, measurement of biomarkers, medical imaging and atherosclerotic plaque bioassays;

•	the results of our clinical trials, including without limitation, with respect to the safety and efficacy of VIA-2291;

•	if the results of the ACS and CEA studies, upon further review and analysis, are revised or negated by authorities or by later stage clinical trials;

•	the outcome of any legal proceedings;

•	our ability to obtain necessary FDA approvals;

•	our ability to successfully commercialize VIA-2291;

•	our ability to obtain and protect our intellectual property related to our product candidates;

•	our potential for future growth and the development of our product pipeline, including the THR beta agonist candidate and the other compounds licensed from Roche;

•	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

•	general economic and business conditions; and

•	the other risks described under Item IA “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 on file with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and VIA undertakes no obligation to update publicly any of these statements in light of new information or future events.
Contact Information:
VIA Pharmaceuticals, Inc.
James G. Stewart
Senior Vice President and Chief Financial Officer
415-283-2204
For Media:
WeissComm Partners
Danielle Bertrand — 415-577-8258
dbertrand@wcpglobal.com
Daryl Messinger — 415-999-2361
dmessinger@wcpglobal.com
For Investors:
The Trout Group
Brian Korb — New York City — 646-378-2923
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